Filed Pursuant to Rule 433

Registration No. 333-148043

Pricing Term Sheet

The Walt Disney Company
5.50% Global Notes Due 2019

Issuer:	The Walt Disney Company

Title of Securities:	5.50% Global Notes Due 2019

Ratings:	A2 / A

Trade Date:	March 11, 2009

Settlement Date (T+3):	March 16, 2009

Maturity Date:	March 15, 2019

Aggregate Principal Amount Offered:	$500,000,000.00

Price to Public (Issue Price):	99.818% plus accrued interest, if any, from March 16, 2009

Interest Rate:	5.50% per annum

Interest Payment Dates:	Semi-annually on each March 15 and September 15, commencing on September 15, 2009.

Additional Amounts:	Upon certain customary events, the Company may be required to pay as additional interest certain additional amounts in respect of certain tax withholdings.

Optional Redemption:	Make-whole call at any time at the greater of 100% of the principal amount of the notes being redeemed or discounted present value at Treasury Rate plus 37.5 basis points.

Tax Redemption:	Redeemable at the Company’s option at 100% of the principal amount of the notes upon certain customary tax events.

Joint Bookrunning Managers:	Deutsche Bank Securities Inc. HSBC Securities (USA) Inc. J.P. Morgan Securities Inc.

Co-Managers:

BNP Paribas Securities Corp.

Greenwich Capital Markets, Inc.

Mitsubishi UFJ Securities (USA), Inc.

RBC Capital Markets Corporation

UBS Securities LLC

Cabrera Capital Markets, LLC

CastleOak Securities, L.P.

Muriel Siebert & Co., Inc.

The Williams Capital Group, L.P.

The Issuer has filed a Registration Statement (including a prospectus) with the Securities and Exchange Commission for the Offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the Securities and Exchange Commission for more complete information about the Issuer and this Offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the Issuer, any underwriter or any dealer participating in the Offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, HSBC Securities (USA) Inc. toll-free at 1-866-811-8049 or J.P. Morgan Securities Inc. collect at 1-212-834-4533.